UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2013 (December 28, 2012)

CVR ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33492	61-1512186
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

(Address of principal executive offices,

including zip code)

Registrant’s telephone number, including area code: (281) 207-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 28, 2012 (the “Effective Date”), CVR Energy, Inc. (the “Company”), entered into Restricted Stock Unit Agreements with each of its named executive officers, awarding such officers the number of restricted stock units summarized below (the “NEO Awards”):

Officer	Restricted Stock Units Awarded
John J. Lipinski	62,920
Stanley A. Riemann	37,752
Susan M. Ball	16,779
Edmund S. Gross	16,779
Robert W. Haugen	11,536

The NEO Awards were made pursuant to the Company’s 2007 Long Term Incentive Plan. The awards for Messrs. Lipinski and Riemann vest on the first anniversary of the Effective Date. The awards for the remaining named executive officers vest in one-third annual increments beginning on the first anniversary of the Effective Date. Each restricted stock unit represents the right to receive, upon vesting, a cash payment equal to (a) the fair market value of one share of the Company’s common stock, plus (b) the cash value of all dividends declared and paid by the Company per share of the Company’s common stock from the Effective Date to and including the vesting date. The descriptions of the awards above are qualified in their entirety by reference to the full text of the form of award agreement, attached hereto as exhibit 10.1, and incorporated herein by reference.

In addition, in connection with the NEO Awards, the Company approved a discretionary award of restricted stock units to Mr. Lipinski, Chief Executive Officer and President of the Company, in an amount of up to $3,000,000 on or before December 31, 2013. This discretionary award remains subject to the review and recommendation of the Compensation Committee and approval of the board of directors of the Company, and is conditioned on Mr. Lipinski continuing to be employed by the Company through December 31, 2013. To the extent awarded, the discretionary award will vest immediately, and include dividend equivalent rights for the time period commencing on December 28, 2012 through the date of the award, but otherwise be on substantially the same terms as the NEO Awards.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The following exhibit is being “furnished” as part of this Current Report on Form 8-K:

10.1	Form of Restricted Stock Unit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2013

CVR ENERGY, INC.

By:	/s/ Edmund S. Gross
Edmund S. Gross
Senior Vice President, General Counsel and Secretary